Exhibit 10.29

AMERICAN TOWER CORPORATION SEVERANCE PLAN PROGRAM

FOR EXECUTIVE VICE PRESIDENTS AND CHIEF EXECUTIVE OFFICERS

AS OF JANUARY 1, 2024

1.	PURPOSE

This Program specifies the benefits available to certain employees of American Tower Corporation and its affiliates in the event their job or position is eliminated.

This document is a part of the American Tower Corporation Severance Plan, which itself is part of the American Tower Corporation Benefits Plan, and is part of the summary plan description for the Benefits Plan. This document provides an overview of the benefits available and must be read in conjunction with the Severance Plan where, for example, certain terms are fully defined. Except as explicitly set forth in this document, in the event of an inconsistency or conflict between this document and the Severance Plan or the Benefits Plan, the language of the Severance Plan or the Benefits Plan, as the case may be, shall govern.

2.	SCOPE

This Program applies to “Eligible Employees” who are “Participants” (each as defined in the Severance Plan, but basically consisting of U.S. employees regularly scheduled to work at least 20 hours a week other than temporary or irregular employees or contractors) who are Executive Vice Presidents or a Chief Executive Officer at the time of their termination, as determined by the Administrator of the Benefits Plan. Employees meeting these requirements are referred to below as “Covered Employees.”

A Covered Employee is eligible for Severance Benefits under the Severance Plan if he or she experiences a Qualifying Termination (defined in the Severance Plan but basically limited to American Tower Corporation’s termination of an individual’s employment due to the elimination of that person’s job or position or for one or more reasons that do not constitute “Cause” or “Performance Reasons” (each as defined in the Severance Plan)). A Qualifying Termination also includes a termination by the Covered Employee of his or her employment for “Good Reason.” Good Reason is defined in the Severance Plan, but generally means that American Tower Corporation has, without the Covered Employee’s written consent (and after notice and opportunity for correction), materially diminished his or her annual Base Earnings (as defined below) or authority, duties or responsibilities or relocated his or her Worksite (as defined in the Severance Plan) more than 50 miles from his or her existing Worksite. Note that if a Covered Employee voluntarily quits (other than for Good Reason) or is terminated for “Cause” or “Performance Reasons” (each as defined in the Severance Plan) or leaves for any other reason, Severance Benefits are not available under the Severance Plan.

3.	SEVERANCE BENEFITS

3.1.  Severance Pay and Outplacement Services. The amount of Severance Pay is based on “Base Earnings” and “Years of Service.” “Base Earnings” are generally defined in the

Severance Plan as a Covered Employee’s weekly rate of pay as of the date of termination without regard to other forms of compensation, such as overtime, bonuses or equity compensation. A Covered Employee is credited with a Year of Service for each full 12-month period of continuous service with American Tower Corporation, beginning with the individual’s most recent hire date.

A Covered Employee who experiences a Qualifying Termination will receive Severance Pay and Outplacement Services, as shown below.

Covered Employees	Severance Pay Formula	Outplacement Services

Executive Vice Presidents	Seventy-eight weeks of Base Earnings	Nine months following the Qualifying Termination

Chief Executive Officer	One-hundred-four weeks of Base Earnings	Nine months following the Qualifying Termination

The total number of weeks used to calculate your Severance Pay is referred to as the Severance Period.

3.2.  Pro-Rated Bonus Payment. A Covered Employee who experiences a Qualifying Termination will receive a Pro-Rated Bonus Payment equal to the amount of bonus that would have been paid had he or she remained employed for the applicable bonus period (e.g., annual or quarterly), in effect on the date of termination, and assuming all goals and objectives for such bonus had been 100% achieved, multiplied by the number of completed days of service prior to termination divided by the number of days in the bonus period.

Example: Sarah is eligible for an annual bonus for 2024 equal to 60% of Sarah’s annual salary, which is currently $300,000. Sarah, a Covered Employee, is terminated October 19, 2024. Sarah is entitled to a bonus of $144,000 ($300,000 [salary] times 60% [bonus amount] times 292 [completed days prior to termination] divided by 365 [total days in bonus period]).

3.3.  Health, Welfare and Fringe Benefits. If a Covered Employee has not breached any agreement referred to in Section 3.5(a), the following additional health, welfare and fringe benefits will be available.

 (a)  The Employee Assistance Program will remain available to Covered Employees (and their family members) who experience a Qualifying Termination during the applicable Severance Period.

 (b)  A Covered Employee who experiences a Qualifying Termination is eligible to submit reimbursement for any eligible expenses under the Wellness Program, provided that the expenses were incurred prior to termination. All reimbursements must be received by the Benefits department within 30 days of the termination date and are subject to the guidelines of the Wellness Program. Requests for reimbursement received beyond the 30-day timeframe will not be processed.

 (c)  A Covered Employee who experiences a Qualifying Termination will be reimbursed for any pre-approved courses under the Educational Assistance Plan prior to termination if he or she satisfies the conditions for reimbursement under that Plan (such as the satisfactory grade requirement). To be eligible for reimbursement, the former employee must submit a request for reimbursement within 60 days of receipt of the final grade.

 (d)  A Covered Employee who is eligible to receive Severance Pay under this Program and who elects COBRA Coverage, will continue to have the employer share of the cost of coverage paid by the Company in accordance with its standard payment practices until the earlier of (i) the end of the applicable Severance Period and (ii) the date on which COBRA coverage ends. For the avoidance of doubt, a Senior Executive must continue to pay the employee share of the cost of coverage during this period, and, if he or she remains COBRA-eligible after the end of the Severance Period, must pay for the entire cost of COBRA coverage for the remainder of the enrollment.

3.4.  Accelerated Vesting of Certain Equity Compensation. Notwithstanding anything to the contrary in any equity compensation plan or agreement, if within 14 days before, or two years following, a Change of Control, as defined in the Severance Plan, a Covered Employee who is eligible to receive Severance Pay under this Program experiences a Qualifying Termination, all outstanding equity-based awards then held by him or her, including but not limited to all stock options and restricted stock units, shall be accelerated so that they vest in full as follows: (a) if the Qualifying Termination occurs prior to a Change of Control, all such outstanding equity-based awards shall vest in full effective as of the date of the Change of Control; and (b) if the Qualifying Termination occurs after the Change of Control, such outstanding equity-based awards shall vest in full effective as of the date of termination. In the event the Covered Employee quits for Good Reason, this Section 3.4 shall only apply if the Good Reason condition occurs within 14 days before or two years following the Change of Control (and the notice and remedy provisions relating to the Good Reason set forth in the Severance Plan are, or are not, as applicable, satisfied).

3.5.  Time and Manner of Benefits.

 (a)  No Severance Benefits will be paid or provided under the Severance Plan unless the Covered Employee has signed and timely returned, and not revoked, if applicable, a “Separation and Release Agreement” and a “Confidentiality and Restrictive Covenants Agreement,” each as defined in the Severance Plan and each in a form and with content satisfactory to American Tower Corporation. These agreements will, among other things, provide American Tower Corporation with a release from all claims and damages that the Covered Employee may have in connection with or arising out of his or her employment or the termination of employment with American Tower Corporation.

 (b)  Severance Pay and any Pro-Rated Bonus Payment will be paid a lump sum at the time set forth in with Section 3.3(a) of the Severance Plan (except for certain amounts that must be delayed under Section 409A that are described in Section 4.4) and are subject to applicable tax withholding.

 (c)  Severance Pay and any Pro-Rated Bonus Payment will be reduced by any other severance or termination payments due to a Covered Employee (such as a payment required pursuant to W.A.R.N.), any amounts owed a Covered Employee pursuant to a contract with American Tower Corporation, and amounts paid to a Covered Employee placed in a temporary layoff status (often referred to as a furlough). Severance Pay and any Pro-Rated Bonus Payment will also be reduced to the extent any law provides for payments related to accrued wages, bonuses, commissions, reimbursements, flextime or other benefits in an amount or manner different from American Tower Corporation’s policies and programs, including the Severance Plan.

 (d)  If applicable under the agreements referred to in Section 3.5(a) above, a portion of the after-tax payments made under this Program shall be deposited and maintained in a restricted account to serve as security for the Covered Employee’s compliance with the ongoing covenants, restrictions and obligations contained in the Separation and Release Agreement and Confidentiality and Restrictive Covenants Agreement, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

 (e)  If a Covered Employee is later rehired by American Tower Corporation or a successor entity (as that term is defined in the American Tower Corporation Severance Plan), he or she must reimburse American Tower Corporation or the successor entity a pro-rated portion of the Severance Pay equal to the remaining severance period prior to being reinstated.